Filed Pursuant to Rule 424(b)(7)

Registration No. 333-174038

PROSPECTUS SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 2013 AND PROSPECTUS DATED JUNE 22, 2011

25,281 Shares

KAR Auction Services, Inc.

Common Stock

This prospectus supplement supplements the prospectus supplement dated December 19, 2013 and the prospectus dated June 22, 2011, which relate to the resale of up to 597,590 and 106,853,660 shares, respectively, of our common stock, par value $0.01 per share. This prospectus supplement relates to up to 25,281 shares of our common stock that may be resold pursuant to the prospectus, as amended. We provide more information about the selling stockholders in the section titled “Selling Stockholders” on page S-1 of this prospectus supplement.

The selling stockholders named herein may elect to sell, from time to time, the shares of common stock offered pursuant to this prospectus supplement in a number of different ways and at varying prices. We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or used without, the prospectus. This prospectus supplement is qualified by reference to and the information incorporated by reference in the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained or incorporated by reference in the prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KAR.” The closing price on the New York Stock Exchange on February 27, 2014 was $30.89 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2014.

SELLING STOCKHOLDERS

The following information supplements and amends the information appearing under the heading “Selling Stockholder” in each of the prospectus dated June 22, 2011 and the supplemental prospectus dated December 19, 2013.

This prospectus supplement relates to the resale of up to 25,281 shares of our common stock by the selling stockholders.

We are registering the shares covered by this prospectus supplement pursuant to the Registration Rights Agreement, dated as of April 20, 2007, by and among the Company, KAR LLC and the Management Shareholders identified therein, under which the selling stockholders are permitted transferees of KAR LLC.

On February 28, 2014, Frank K. Bynum, Jr. transferred 11,369 shares to National Philanthropic Trust and George E. Matelich transferred 13,912 shares to the American Prairie Foundation. The table, therefore, is amended as follows in order to add National Philanthropic Trust and American Prairie Foundation as selling stockholders. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” in the prospectus.

The percentage ownership data is based on 139,170,099 shares of common stock outstanding as of February 7, 2014.

We have prepared the table below based on information given to us by, or on behalf of, the selling stockholders on or before the date of this prospectus supplement.

Name of Beneficial Owner	Shares Beneficially Owned Before This Offering		Number of Shares Being Offered for Resale	Shares Beneficially Owned After This Offering
	Number	Percentage		Number	Percentage
National Philanthropic Trust(1)	11,369	*	11,369	—	—
American Prairie Foundation(2)	13,912	*	13,912	—	—

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	The business address for National Philanthropic Trust is 165 Township Line Road, Suite 150, Jenkintown, PA 19046.
(2)	The business address for American Prairie Foundation is 7 East Beall, Suite 100, Bozeman, MT 59715.

PROSPECTUS

KAR AUCTION SERVICES, INC.

106,853,660 Shares of Common Stock

This prospectus relates to up to 106,853,660 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholder named in this prospectus. The selling stockholder may elect to sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may elect to sell its shares of common stock in the section titled “Plan of Distribution” on page 12 of this prospectus. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. We will bear all expenses of the offering of common stock, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “KAR.” On June 3, 2011, the last reported sale price for our common stock on the New York Stock Exchange was $18.97 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

June 22, 2011

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, certain of our stockholders may offer from time to time, in one or more offerings, up to 106,853,660 shares of our common stock.

This prospectus only provides you with a general description of the securities the selling stockholder may offer. If required by applicable law, each time the selling stockholder sells securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information” beginning on page 17 of this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context otherwise requires, we use the terms “KAR Auction Services,” the “Company,” “we,” “us” and “our” to refer to KAR Auction Services, Inc., a Delaware corporation, and its consolidated subsidiaries.

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SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information” beginning on page 17 of this prospectus.

Our Company

We are a leading provider of vehicle auction services in North America. We facilitate an efficient marketplace providing auction services for sellers of used, or “whole car,” vehicles and salvage vehicles through our 229 physical auction locations at March 31, 2011, and multiple proprietary Internet venues. In 2010, we facilitated the sale of over 3.1 million used and salvage vehicles. Our revenues are generated through auction fees from both vehicle buyers and sellers as well as by providing value-added ancillary services, including inspections, storage, transportation, reconditioning, salvage recovery, titling, and floorplan financing. We facilitate the transfer of ownership directly from seller to buyer and we do not take title or ownership to substantially all vehicles sold at our auctions.

Our principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and our telephone number is (800) 923-3725. Our website is located at www.karauctionservices.com. The information on, or accessible through, the website is not a part of, or incorporated by reference into, this prospectus. This reference to our website is an inactive textual reference only and is not a hyperlink. You should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Annual Report”), which is incorporated by reference into this prospectus, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the section entitled “Where You Can Find More Information” beginning on page 17 of this prospectus.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholder and we will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws and relevant sections of the Delaware General Corporation Law (the “DGCL”), and is only a summary. You should refer to our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

General

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of May 31, 2011, we had 136,167,393 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by properly authorized proxy.

Dividends. Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors.

Liquidation and Dissolution. Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Under our amended and restated certificate of incorporation we are authorized to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, none of which was issued and outstanding as of May 31, 2011. Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Certain other provisions of our amended and restated certificate of incorporation and amended and restated by-laws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long term value of our stock or that may be otherwise unfair to our stockholders. For example, these provisions include:

•	limiting the right of stockholders to call special meetings of stockholders to holders of at least 35% of our outstanding common stock;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	permitting our board of directors to issue preferred stock without stockholder approval;

•	granting to the board of directors, and not to the stockholders, the sole power to set the number of directors; and

•	authorizing vacancies on our board of directors to be filled only by a vote of the majority of the directors then in office and specifically denying our stockholders the right to fill vacancies in the board.

From and after the time that KAR Holdings II, LLC (“KAR LLC”) no longer has beneficial ownership of 35% or more of our outstanding common stock, these provisions will also include:

•	authorizing the removal of directors only for cause and only upon the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote for the election of directors; and

•	prohibiting stockholder action by written consent.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Corporate Opportunities

Under our amended and restated certificate of incorporation, Kelso Investment Associates VII, L.P., GS Capital Partners VI, L.P., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. (the “Equity Sponsors”) and their respective subsidiaries and affiliates have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If any Equity Sponsor or any of their officers, directors, managers, members, partners or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the DGCL.

In the event that any of our directors and officers who is also a director, officer, manager, member, partner or employee of any of our Equity Sponsors acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Equity Sponsors pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “KAR.” As of June 3, 2011, the closing price per share of our common stock on the New York Stock Exchange was $18.97, and we had approximately three holders of record of our common stock.

SELLING STOCKHOLDER

KAR LLC is the sole selling stockholder under this prospectus. This prospectus relates to the possible resale of up to 106,853,660 shares of our common stock by KAR LLC.

On April 20, 2007, KAR LLC acquired the shares that may be offered for resale pursuant to this prospectus in connection with a merger and related transactions pursuant to which ADESA, Inc. and Insurance Auto Auctions, Inc. became subsidiaries of KAR Auction Services, the issuer of the shares offered hereby. At the time of the merger and until its initial public offering of common stock in December 2009, KAR Auction Services was a wholly owned subsidiary of KAR LLC. In connection with the merger, KAR LLC contributed to KAR Auction Services approximately $1.1 billion of consideration, consisting of a combination of cash, stock of ADESA, Inc. and stock of Axle Holdings, Inc., in exchange for the 106,853,660 shares that may be offered for resale pursuant to this prospectus (after giving effect to certain capitalization transactions and a 10-for-1 stock split in December 2009). The per share purchase price was approximately $10 (after giving effect to a 10-for-1 stock split in December 2009).

See the “Certain Related Party Relationships” section of the proxy statement for our annual meeting of shareholders held on May 12, 2011, which is incorporated by reference into this prospectus, for a description of material relationships between us and the selling stockholder.

The following table presents certain information regarding the beneficial ownership of our common shares at May 31, 2011 that may be sold by the selling stockholder from time to time in one or more transactions:

	Shares Beneficially Owned			Shares Beneficially Owned After Sale of All Shares Offered Hereby
Name of Beneficial Owner	Number	Percentage	Number of Shares Registered Hereby	Number	Percentage
KAR Holdings II, LLC (“KAR LLC”)	106,853,660	78.5%	106,853,660	—	—

KAR LLC is controlled by the Equity Sponsors, which own common units in KAR LLC. The Equity Sponsors do not directly hold any shares of our common stock that may be offered for resale pursuant to this prospectus.

The Equity Sponsors acquired common units in KAR LLC in connection with the above-mentioned merger and related transactions that occurred on April 20, 2007. In connection with the merger, the Equity Sponsors and the Company’s management contributed to the selling stockholder approximately $1.1 billion of consideration, consisting of a combination of cash, stock of ADESA, Inc. and stock of Axle Holdings, Inc., in exchange for common units in KAR LLC.

Pursuant to the Second Amended and Restated Limited Liability Company Agreement of KAR LLC, as amended, the business and affairs of KAR LLC are managed by a board of directors. Affiliates of Kelso & Company, GS Capital Partners and ValueAct Capital each have the right to designate two directors for election to KAR LLC’s board and affiliates of Parthenon Capital have the right to designate one director, in each case so long as they continue to hold a specified amount of their original common units.

Pursuant to a director designation agreement entered into in connection with the initial public offering of our common stock in December 2009, KAR LLC has the right to directly nominate individuals to our board of directors. The director designation agreement provides that, for so long as KAR LLC owns more than 10% of our outstanding common stock, no change will be made to the size of our board without the consent of KAR LLC. KAR LLC will have the right to nominate individuals to our board at each meeting of stockholders where directors are to be elected and, subject to limited exceptions, we will include in the slate of nominees recommended to our stockholders for election as directors the number of individuals designated by KAR LLC as follows (depending on the percentage ownership of KAR LLC at the time of such election):

•	so long as KAR LLC owns more than 50% of our outstanding common stock, seven individuals;

•	so long as KAR LLC owns 50% or less but at least 30% of our outstanding common stock, six individuals;

•	so long as KAR LLC owns less than 30% but at least 20% of our outstanding common stock, four individuals;

•	so long as KAR LLC owns less than 20% but at least 10% of our outstanding common stock, three individuals;

•	so long as KAR LLC owns less than 10% but at least 5% of our outstanding common stock, one individual; and

•	after such time as KAR LLC owns less than 5% of our outstanding common stock, no individuals.

The selling stockholder may be deemed to be an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), a registered broker-dealer. The selling stockholder acquired the shares that may be offered for resale pursuant to this prospectus with investment intent in the ordinary course of business (such business being the investment in and development of companies) in connection with the merger transaction described above. At the time of the purchase of these shares, neither the selling stockholder nor Goldman Sachs had any agreements or understandings, directly or indirectly, with any person to distribute the securities.

The Equity Sponsors and certain members of management do not own the shares of our common stock offered for resale pursuant to this prospectus. KAR LLC holds all of these shares and the Equity Sponsors and certain members of management hold common units in KAR LLC. The following table presents information on what the beneficial ownership of these shares would be if beneficial ownership of these shares were attributed to the Equity Sponsors and certain members of management based solely on their proportionate holdings of common units in KAR LLC at May 31, 2011.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percentage (2)
KAR Holdings II, LLC	106,853,660	78.5%
KELSO GROUP:
Kelso Investment Associates VII, L.P. (3)(4)	45,323,240	33.3%
KEP VI, LLC (3)(4)	45,323,240	33.3%
Frank T. Nickell (3)(4)(5)	45,323,240	33.3%
Thomas R. Wall, IV (3)(4)(5)	45,323,240	33.3%
George E. Matelich (3)(4)(5)	45,323,240	33.3%
Michael B. Goldberg (3)(4)(5)(6)	45,323,240	33.3%
David I. Wahrhaftig (3)(4)(5)	45,323,240	33.3%
Frank K. Bynum, Jr. (3)(4)(5)	45,323,240	33.3%
Philip E. Berney (3)(4)(5)	45,323,240	33.3%
Frank J. Loverro (3)(4)(5)	45,323,240	33.3%
James J. Connors, II (3)(4)(5)	45,323,240	33.3%
Church M. Moore (3)(4)(5)(6)	45,323,240	33.3%
Stanley de J. Osborne (3)(4)(5)	45,323,240	33.3%
Christopher L. Collins (3)(7)	8,995,450	6.6%

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percentage (2)
PARTHENON GROUP:
Parthenon Investors II, L.P. and related funds (8)(9)(10)	8,865,530	6.5%
GOLDMAN GROUP:
GS Capital Partners VI Fund, L.P. and related funds (11)(12)	27,081,830	19.9%
VALUEACT GROUP:
ValueAct Capital Master Fund, L.P. (13)(14)(15)	23,477,018	17.2%
AXLE HOLDINGS II, LLC (3)	27,326,090	20.1%
EXECUTIVE OFFICERS AND DIRECTORS THAT HAVE AN INTEREST IN KAR LLC
Brian T. Clingen (6)(16)	1,382,680	1.0%
James P. Hallett (6)(17)	109,675	*
Warren W. Byrd (18)	47,740	*
Thomas J. Caruso (19)	73,885	*
Eric M. Loughmiller (20)	15,910	*
Thomas C. O’Brien (6)(21)	27,930	*
Rebecca C. Polak (22)	51,700	*
Benjamin Skuy (23)	85,408	*
David J. Vignes (24)	54,188	*
Thomas J. Carella (6)(12)(25)	27,081,830	19.9%
Michael B. Goldberg (3)(4)(5)(6)	45,323,240	33.3%
Peter H. Kamin (6)(13)(15)	23,477,018	17.2%
Sanjeev K. Mehra (6)(12)(25)	27,081,830	19.9%
Church M. Moore (3)(4)(5)(6)	45,323,240	33.3%
Gregory P. Spivy (6)(13)(15)	23,477,018	17.2%
ALL OTHER PERSONS THAT HAVE AN INTEREST IN KAR LLC AS A GROUP (26)	832,496	*

*	Less than one percent.

(1)	The number of shares includes shares of common stock subject to options exercisable within 60 days of May 31, 2011.

(2)	Shares subject to options exercisable within 60 days of May 31, 2011 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others. Percentages for Axle Holdings II, LLC (“Axle LLC”), the members of the Kelso Group, the members of the Goldman Group, ValueAct Capital and the members of the Parthenon Group are reflective of beneficial ownership of KAR LLC common interests (which, in certain cases, includes beneficial ownership of KAR LLC common interests held by Axle LLC).

(3)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.

(4)	Includes (i) 18,479,970 shares of common stock held of record by KAR LLC (which are attributable to Axle LLC), by virtue of Kelso Investment Associates VII, L.P., a Delaware limited partnership, or KIA VII, ownership interest in Axle LLC, (ii) 4,575,990 shares of common stock held of record by KAR LLC (which are attributable to Axle LLC), by virtue of KEP VI, LLC, a Delaware limited liability company, or KEP VI, ownership interest in Axle LLC, (iii) 17,847,820 shares of common stock held of record by KAR LLC, by virtue of KIA VII’s ownership interest in KAR LLC and (iv) 4,419,460 shares of common stock held of record by KAR LLC, by virtue of KEP VI’s ownership interest in KAR LLC. KIA VII and KEP VI may be deemed to share beneficial ownership of shares of common stock owned of record by KAR LLC (including beneficial ownership of shares held by KAR LLC that are attributable to Axle LLC), by virtue of their ownership interests in KAR LLC and Axle LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VII and KEP VI disclaim such beneficial ownership.

(5)	Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro, Connors, Moore and Osborne may be deemed to share beneficial ownership of shares of common stock owned of record by KAR LLC (including shares owned by KAR LLC which are attributable to Axle LLC), by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro, Connors, Moore and Osborne (the “Kelso Individuals”) share investment and voting power with respect to the ownership interests owned by KIA VII and KEP VI but disclaim beneficial ownership of such interests.

(6)	Members of our Board of Directors.

(7)	Mr. Collins may be deemed to share beneficial ownership of shares of common stock owned of record by KAR LLC (including shares owned by KAR LLC which are attributable to Axle LLC), by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI but disclaims beneficial ownership of such interests.

(8)	The business address for these persons is c/o Parthenon Capital, 265 Franklin Street, 18th Floor Boston, MA 02110.

(9)	Includes 6,018,180 shares of common stock beneficially owned by PCap KAR, LLC (“Parthenon HoldCo”) through KAR LLC. PCap KAR, LLC is controlled by Parthenon Investors II, L.P. and Parthenon Investors III, L.P. Also includes shares beneficially owned by the following entities by virtue of their ownership in Axle Holdings II, LLC, which in turn is a member of KAR LLC: (i) 2,766,570 shares through Parthenon Investors II, L.P., (ii) 38,070 shares though PCIP Investors, and (iii) 42,710 shares through J&R Founders Fund II, L.P.

(10)	Mr. John C. Rutherford, William Kessinger, David Ament and Brian Golson, by virtue of their status of members of the investment committee of the general partner of Parthenon Holdco, Parthenon Investors II, L.P., Parthenon Investors III, L.P. and PCIP Investors may be deemed to control the shares beneficially owned by these entities. The shares held by J&R Founder Fund II, L.P. may be deemed to be beneficially owned by J&R Advisors F.F., LLC., its general partner, and by Mr. Ernest K. Jacquet and Mr. John C. Rutherford due to their control of J&R Advisors F.F., LLC. Each of these entities and individuals disclaims beneficial ownership of these shares except to the extent of its or his pecuniary interest therein.

(11)	Shares reported are held of record by KAR LLC but are beneficially owned directly by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GSCP VI Advisors, L.L.C., GSCP VI Offshore Advisors, L.L.C., Goldman, Sachs Management GP GMBH and GS Advisors VI, L.L.C. (together, the “Goldman Funds”). Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner of each of the Goldman Funds. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is a public entity and its common stock is publicly traded on the NYSE. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Funds share voting and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Funds, except to the extent of its pecuniary interest therein, if any.

(12)	The business address for these persons is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(13)

Includes 22,568,190 shares of common stock held of record by KAR LLC but is beneficially owned directly by ValueAct Capital Master Fund, L.P. by virtue of ValueAct Capital Master Fund, L.P.’s ownership interest in KAR LLC and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben, G. Mason Morfit and George F. Hamel, Jr. serve on the management board of ValueAct Holdings GP, LLC, and as such may be deemed to share voting and investment power with respect to the reported shares. Each of the foregoing reporting persons disclaims beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(14)	The business address for these persons is c/o ValueAct Capital, 435 Pacific Avenue, 4th Floor, San Francisco, CA 94133.

(15)	Includes 908,828 shares of common stock directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each of the foregoing reporting persons disclaims beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(16)	Includes (i) 379,650 shares of common stock held of record by KAR LLC (which are attributable to Axle LLC), by virtue of Mr. Clingen’s common ownership interest in Axle LLC, and (ii) 1,003,030 shares of common stock held of record by KAR LLC, by virtue of Mr. Clingen’s common ownership interest in KAR LLC.

(17)	Includes (i) 9,375 shares of common stock issuable pursuant to options that are currently exercisable, and (ii) 100,300 shares of common stock held of record by KAR LLC, by virtue of Mr. Hallett’s common ownership interest in KAR LLC.

(18)	Includes (i) 42,720 shares of common stock issuable pursuant to options that are currently exercisable, and (ii) 5,020 shares of common stock held of record by KAR LLC, by virtue of Mr. Byrd’s common ownership interest in KAR LLC.

(19)	Includes (i) 68,865 shares of common stock issuable pursuant to options that are currently exercisable, and (ii) 5,020 shares of common stock held of record by KAR LLC, by virtue of Mr. Caruso’s common ownership interest in KAR LLC.

(20)	Includes (i) 3,010 shares of common stock held of record by KAR LLC, by virtue of Mr. Loughmiller’s common ownership interest in KAR LLC, and (ii) 12,900 shares of common stock owned by Mr. Loughmiller.

(21)	Includes (i) 25,920 shares of common stock held of record by KAR LLC (which are attributable to Axle LLC), by virtue of Mr. O’Brien’s common ownership interest in Axle LLC, and (ii) 2,010 shares of common stock held of record by KAR LLC, by virtue of Mr. O’Brien’s common ownership interest in KAR LLC.

(22)	Includes (i) 7,520 shares of common stock held of record by KAR LLC, by virtue of Ms. Polak’s common ownership interest in KAR LLC, and (ii) 44,180 shares of common stock issuable pursuant to options that are currently exercisable.

(23)	Includes (i) 55,328 shares of common stock issuable pursuant to options that are currently exercisable, (ii) 25,080 shares of common stock held of record by KAR LLC, by virtue of Mr. Skuy’s common ownership interest in KAR LLC, and (iii) 5,000 shares of common stock owned by Mr. Skuy.

(24)	Includes (i) 45,678 shares of common stock issuable pursuant to options that are currently exercisable, (ii) 3,510 shares of common stock held of record by KAR LLC, by virtue of Mr. Vignes’ common ownership interest in KAR LLC, and (iii) 5,000 shares of common stock owned by Mr. Vignes.

(25)	Messrs. Mehra and Carella are managing directors of Goldman, Sachs & Co. Mr. Mehra, Mr. Carella and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the common stock owned directly or indirectly by the Goldman Funds and Goldman Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Funds, except to the extent of its pecuniary interest therein, if any.

(26)	Includes other persons who in the aggregate own less than 1% of our outstanding common stock indirectly through KAR LLC.

PLAN OF DISTRIBUTION

The selling stockholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers, including affiliates;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the selling stockholder may sell the securities, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholder may also enter into hedging transactions. For example, the selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from the selling stockholder to close out its short positions;

•	sell securities short and redeliver such shares to close out the selling stockholder’s short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, the selling stockholder may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement, if any. If so, the third party may use securities borrowed from the selling stockholder to settle such sales and may use securities received from the selling stockholder to close out any related short positions. The selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who or which may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement, if any.

If required by applicable law, a prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by the selling stockholder, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholder will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement, if any.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling stockholder may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement, if any.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the selling stockholder will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling stockholder may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholder may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the selling stockholder. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, the selling stockholder may enter into agreements with such underwriters or agents pursuant to which the selling stockholder receives our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling stockholder under these arrangements to close out any related open borrowings of securities.

Dealers

The selling stockholder may sell the offered securities to dealers as principals. The selling stockholder may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholder at the time of resale. Dealers engaged by the selling stockholder may allow other dealers to participate in resales.

Direct Sales

The selling stockholder may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling stockholder may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement, if any, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling stockholder will enter into such delayed contracts only with institutional purchasers that the selling stockholder approves. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Electronic Auctions

The selling stockholder may also make sales through the Internet or through other electronic means. Since the selling stockholder may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by the selling stockholder, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification; Other Relationships

The selling stockholder may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with offerings pursuant to this prospectus. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement, if any.

EXPERTS

The consolidated financial statements of KAR Auction Services, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made in this prospectus that are not historical facts (including, but not limited to, expectations, estimates, assumptions and projections regarding the industry, business, future operating results, potential acquisitions, potential refinancings and anticipated cash requirements) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. Such statements, including statements regarding our future growth; anticipated cost savings, revenue increases and capital expenditures; strategic initiatives, greenfields and acquisitions; our competitive position; and our continued investment in information technology are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 24, 2011. Some of these factors include:

•	fluctuations in consumer demand for and in the supply of used, leased and salvage vehicles and the resulting impact on auction sales volumes, conversion rates and loan transaction volumes;

•	trends in new and used vehicle sales and incentives, including wholesale used vehicle pricing;

•	the ability of consumers to lease or finance the purchase of new and/or used vehicles;

•	the ability to recover or collect from delinquent or bankrupt customers;

•	economic conditions including fuel prices, foreign exchange rates and interest rate fluctuations;

•	trends in the vehicle remarketing industry;

•	changes in the volume of vehicle production, including capacity reductions at the major original equipment manufacturers;

•	the introduction of new competitors;

•	laws, regulations and industry standards, including changes in regulations governing the sale of used vehicles, the processing of salvage vehicles and commercial lending activities;

•	changes in the market value of vehicles auctioned, including changes in the actual cash value of salvage vehicles;

•	competitive pricing pressures;

•	costs associated with the acquisition of businesses or technologies;

•	litigation developments;

•	our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements;

•	our ability to develop and implement information systems responsive to customer needs;

•	business development activities, including acquisitions and integration of acquired businesses;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations;

•	weather;

•	general business conditions;

•	our substantial amount of debt;

•	restrictive covenants in our debt agreements;

•	our assumption of the settlement risk for vehicles sold;

•	any impairment to our goodwill;

•	our self-insurance for certain risks;

•	any losses of key personnel;

•	interruptions to service from our workforce;

•	changes in effective tax rates;

•	changes to accounting standards; and

•	other risks described from time to time in our filings with the SEC, including our most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q filed by us.

Many of these risk factors are outside of our control, and as such, they involve risks which are not currently known that could cause actual results to differ materially from those discussed or implied herein. The forward-looking statements in this prospectus are made as of the date on which they are made and we do not undertake to update our forward-looking statements.

Our future growth depends on a variety of factors, including our ability to increase vehicle sold volumes and loan transaction volumes, acquire additional auctions, manage expansion, relocate and integrate acquisitions, control costs in our operations, introduce fee increases, expand our product and service offerings including information systems development and retain our executive officers and key employees. Certain initiatives that management considers important to our long-term success include substantial capital investment in e-business, information technology, facility relocations and expansions, as well as operating initiatives designed to enhance overall efficiencies, have significant risks associated with their execution, and could take several years to yield any direct monetary benefits. Accordingly, we cannot predict whether our growth strategy will be successful. In addition, we cannot predict what portion of overall sales will be conducted through online auctions or other redistribution methods in the future and what impact this may have on our auction business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including KAR Auction Services.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 24, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 4, 2011;

•	portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Current Reports on Form 8-K filed February 16, 2011, April 26, 2011, May 17, 2011, May 20, 2011 and May 25, 2011; and

•	the description of our common stock contained in our Form 8-A filed on December 2, 2009, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

KAR Auction Services, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN 46032

Attention: Investor Relations

(800) 923-3725

You may also access the documents incorporated by reference into this prospectus through our website at www.karauctionservices.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.